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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Axeda Systems Inc.:

We consent to the use of our reports dated February 28, 2001, relating to the consolidated balance sheets of Axeda Systems Inc. (formerly known as RAVISENT Technologies Inc.) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this registration statement on Form S-8, which reports appear in the December 31, 2000 annual report on Form 10-K of Axeda Systems Inc. (formerly known as RAVISENT Technologies Inc.).

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 11, 2002